                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission Only
                                                              (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THE MILLS CORPORATION
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             MILLS CORPORATION LOGO

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                           ARLINGTON, VIRGINIA 22209
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2001

     Dear Shareholder:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders (the "Meeting") of The Mills Corporation (the "Company") which will be held on Tuesday, May 15, 2001, at 10:00 a.m., eastern daylight savings time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, to consider the following proposals:

        1. To elect five directors to serve for the ensuing three-year term.

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

        3. To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 20, 2001, will be entitled to vote at the Meeting or any adjournments thereof.

     It is important that your shares be represented at the Meeting, even if you cannot attend the Meeting and vote your shares in person. PLEASE GIVE CAREFUL CONSIDERATION TO THE MATTERS TO BE VOTED UPON, COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD, AND RETURN THE CARD PROMPTLY IN THE ENVELOPE PROVIDED. If you later decide to attend the Meeting, you may revoke your proxy at that time and vote your shares in person.

                                          By order of the Board of Directors,

                                          /s/ Laurence C. Siegel
                                          Laurence C. Siegel
                                          Chairman of the Board and
                                          Chief Executive Officer

                                          /s/ Thomas E. Frost
                                          Thomas E. Frost
                                          Secretary

April 10, 2001

                             THE MILLS CORPORATION

                             1300 WILSON BOULEVARD
                                   SUITE 400
                           ARLINGTON, VIRGINIA 22209
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2001

     This Proxy Statement is furnished to shareholders of The Mills Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Tuesday, May 15, 2001, 10:00 a.m., eastern daylight savings time, at The Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, and at any adjournment of the Meeting. At the Meeting, shareholders will act upon the matters specified in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of directors of the Company (the "Board of Directors").

     This Proxy Statement, together with the Company's 2000 Annual Report to Shareholders, was mailed to shareholders on or about April 10, 2001. The executive offices of the Company are currently located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

SHAREHOLDERS ENTITLED TO VOTE

     Holders of record of common stock of the Company as of the close of business on the record date, March 20, 2001, are entitled to receive notice of and to vote at the Meeting. The common stock constitutes the only class of securities entitled to vote at the Meeting. Each share of common stock entitles the holder to one vote. At the close of business on March 20, 2001, there were 23,828,013 shares of common stock issued and outstanding.

PROXIES

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares represented by the proxy will be voted:

     - FOR Proposal 1, the election of all nominees for director; and

     - FOR Proposal 2, to ratify the appointment of Ernst & Young LLP as independent auditors.

     For your shares to be voted, you must file your proxy with the Secretary of the Company prior to the time of voting. You may change your vote at any time before the proxy is exercised by filing a notice of revocation or later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

REQUIRED VOTE

     QUORUM. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

     ELECTION OF DIRECTORS. The five nominees receiving the most affirmative votes will be elected as directors.

     RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. Ratification of the appointment of Ernst & Young LLP as independent auditors requires the approval of a majority of votes cast at the Meeting. Abstentions will have the same effect as votes against Proposal 2.

     The Company knows of no business other than that set forth above to be transacted at the Meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, with one class of directors elected by the shareholders annually. The term of each class of directors is for a three-year period. The class of directors whose term expires in 2001 is comprised of five directors. The class of directors whose term expires in 2002 is comprised of three directors, and the class of directors whose term expires in 2003 is comprised of four directors. The class of directors whose terms will expire at the Meeting includes James C. Braithwaite, James F. Dausch, Joseph B. Gildenhorn, Harry H. Nick and Robert P. Pincus. Messrs. Braithwaite, Dausch, Gildenhorn, Nick and Pincus each have been nominated for re-election at the Meeting to hold office until the 2004 Annual Meeting of Shareholders and until his successor is elected and qualified. Nominees for director will be elected upon a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR ALL FIVE OF THE NOMINEES. Should any or all of these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

NOMINEES FOR ELECTION FOR TERM ENDING 2004

JAMES C. BRAITHWAITE, Director Since April 1994, Age 60

     Chief Executive Officer and President of Kan Am U.S., Inc., an international investment company since 1980. Mr. Braithwaite previously served as Executive Vice President of Operations of the Company from August 1994 to November 1994. Prior to 1980, Mr. Braithwaite served as Executive Vice President of Glasmacher and Company. Mr. Braithwaite is a member of the EXECUTIVE COMMITTEE of the Board of Directors.

JAMES F. DAUSCH, Director Since October 1997, Age 58

     SENIOR EXECUTIVE VICE PRESIDENT OF DEVELOPMENT of the Company since April 1999. From December 1994 until April 1999, Mr. Dausch was Executive Vice President of Development of the Company. Prior to joining the Company, Mr. Dausch was Executive Vice President of Development and New Business for CenterMark Properties ("CenterMark"). From 1977 to 1989, Mr. Dausch was employed by The Rouse Company. He is a graduate of The Johns Hopkins University and the Columbia University School of Law.

HON. JOSEPH B. GILDENHORN, Director Since November 1995, Age 71

     Partner of The JBG Companies, a real estate development and management company, or its predecessors since 1956. Partner at the law firm of Brown, Gildenhorn & Jacobs since 1956. Mr. Gildenhorn also serves as Chairman of the Board of Directors of BB&T Bank, D.C. Metro Region. Mr. Gildenhorn served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is a member of the AUDIT COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

HARRY H. NICK, Director Since April 1994, Age 59

     Executive Vice President for Strategic Planning and Acquisitions of the Company from May 1995 until August 1996. Mr. Nick was Chief Financial Officer and Treasurer of the Company from January 1993 until May 1995. Since 1982, Mr. Nick was associated in various capacities with Western Development Corporation, serving as its Chief Financial Officer from April 1982 to August 1984 and as its Executive Vice President from September 1987 to April 1991 and as a consultant to various affiliates from April 1991 to January 1993. Mr. Nick was employed with the accounting firm of Grant Thornton from 1966 to 1982, serving eight years as an audit partner. Mr. Nick is a member of the AUDIT COMMITTEE of the Board of Directors.

ROBERT P. PINCUS, Director Since April 1994, Age 54

     President, D.C. Metro Region, of BB&T Bank since February 1999. From May 1991 until February 1999, he also served as Chief Executive Officer and President of Franklin National Bank of Washington, D.C. From 1983 to 1991, Mr. Pincus was Chief Executive Officer and President of D.C. National Bank and Sovran Bank/DC National. Mr. Pincus is a member of the AUDIT COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

INCUMBENT DIRECTORS -- TERM ENDING 2002

FRANZ VON PERFALL, Director Since April 1994, Age 59

     Managing Director of Kan Am since 1980. From 1977 until 1980, Mr. von Perfall served as director of BHF Bank, located in Frankfurt, Germany. Mr. von Perfall is a member of the AUDIT COMMITTEE of the Board of Directors.

CHRISTINA L. ROSE, Director Since May 1998, Age 54

     Chairman of Rose & Kindel, a leading California public affairs firm, which she co-founded, since 1987. From 1984 to 1987, Ms. Rose headed her own firm, Cristina L. Rose, Inc., where she specialized in state and local government relations and issue communications. From 1975 to 1984, she directed the Sacramento lobbying activities of Winner/Wagner & Associates, a national contract lobbying and public affairs firm. Ms. Rose is a member of the NOMINATING COMMITTEE of the Board of Directors.

LAURENCE C. SIEGEL, Director Since January 1993, Age 48

     CHIEF EXECUTIVE OFFICER and CHAIRMAN OF THE BOARD of the Company since March 1995. From the inception of the Company until 1995, Mr. Siegel served as Executive Vice President, Secretary and Vice Chairman of the Board of the Company. From 1983 to 1993, Mr. Siegel was Executive Vice President of Western Development Corporation. Prior to joining Western, Mr. Siegel was the Vice President of Leasing for the Mid-Atlantic states at Merrill Lynch Commercial Services. Mr. Siegel is a graduate of Boston University with a degree in marketing and finance. Mr. Siegel is a member of the NOMINATING COMMITTEE and the EXECUTIVE COMMITTEE of the Board of Directors.

INCUMBENT DIRECTORS -- TERM ENDING 2003

CHARLES R. BLACK, JR., Director Since November 1995, Age 53

     President and Chief Executive Officer of Black, Kelly, Scruggs and Healey, Inc., a public affairs company or its predecessors since 1980. Mr. Black also serves on the board of directors of the American Conservative Union and the Fund for American Studies. Mr. Black is a member of the NOMINATING COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

DIETRICH VON BOETTICHER, Director Since April 1994, Age 59

     VICE CHAIRMAN of the Company since April 1994. Mr. von Boetticher has been a Director of Kan Am since 1976 and since 1972 has been a partner in the law firm of von Boetticher, Hasse, Kaltwasser, both located in Munich, Germany. Mr. von Boetticher is a member of the NOMINATING COMMITTEE of the Board of Directors.

JOHN M. INGRAM, Director Since April 1994, Age 65

     VICE CHAIRMAN of the Company since August 1995. In addition, Mr. Ingram is currently an independent retail, real estate and bankruptcy consultant. Mr. Ingram has an extensive history serving with major retailers. From 1993 to 1994, he served as Senior Vice President of T.J. Maxx Company, Inc. and from 1974 until 1993, he was Senior Vice President and Secretary of Marshalls Inc. Mr. Ingram is the Chairman elect of the International Council of Shopping Centers. Mr. Ingram is a member of the EXECUTIVE COMMITTEE and the EXECUTIVE COMPENSATION COMMITTEE of the Board of Directors.

PETER B. MCMILLAN, Director Since August 1995, Age 53

     PRESIDENT AND CHIEF OPERATING OFFICER of the Company since February 1995. From 1993 until joining the Company, Mr. McMillan was Executive Vice President of Finance and Administration at CenterMark and previously served as Senior Vice President and Chief Financial Officer from 1989 to 1993. Prior to joining CenterMark, Mr. McMillan was a Partner at Nicholson, Inc., where he was responsible for acquisitions, development and financing of commercial real estate. Prior to joining Nicholson, Inc., Mr. McMillan spent twelve years as Senior Vice President of Finance and Chief Financial Officer of Goodman Segar Hogan, a real estate development company located in Norfolk, Virginia.

2000 BOARD MEETINGS

     The Board of Directors held a total of five meetings during 2000. Each director of the Company attended at least 75% of the meetings held during 2000 by the Board of Directors and the committees of which he or she was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Nominating Committee and an Executive Compensation Committee. The membership of these Committees is as set forth in the preceding section of this Proxy Statement.

EXECUTIVE COMMITTEE
     Number of Directors: 3
     Number of Meetings in 2000: 9
     Functions:

     - Exercises the powers authorized by the Board of Directors, except for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law

AUDIT COMMITTEE
     Number of Directors: 4
     Number of Meetings in 2000: 4

     The functions of the Audit Committee and its activities during 2000 are described below under the heading "Report of the Audit Committee."

     During the year, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board of Directors believes that all members of the Audit Committee are independent within the meaning of Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listed company manual.

NOMINATING COMMITTEE
     Number of Directors: 4
     Number of Meetings in 2000: 1
     Functions:

     - Selects the nominees for election to the Board of Directors

     - Considers candidates for the Board of Directors as recommended by the shareholders

     Pursuant to the Company's Bylaws, the Company's nominees to the Board of Directors are to be selected based on the recommendations made by the Nominating Committee. The Nominating Committee is willing to consider qualified nominees recommended by the shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

EXECUTIVE COMPENSATION COMMITTEE
     Number of Directors: 4
     Number of Meetings in 2000: 8
     Functions:

     - Determines the compensation for the Company's executive officers

     - Administers the Company's equity incentive plan and other compensatory plans

COMPENSATION OF DIRECTORS

     BASE COMPENSATION. Directors of the Company who are also employees of the Company receive no director's fees. Non-employee directors of the Company receive the following fees for their service in that capacity:

Annual Fee..................................................  $24,000
For Each Board or Committee Meeting Attended................  $ 1,000

     OPTIONS/RESTRICTED STOCK. In addition, each non-employee director is entitled to receive grants of restricted stock and options under the Company's Amended and Restated 1994 Executive Equity Incentive Plan. Each such director receives an annual grant of restricted stock having a value of $6,000. The restricted stock vests in three equal annual installments beginning one year after the date of grant. Upon being elected to the Board of Directors, each non-employee director of the Company receives an option to purchase 1,000 shares of common stock at an exercise price equal to the fair market value of the underlying common stock on the date of the director's election. The options vest in equal installments on the third and fourth anniversaries of the date of grant, provided that the optionee is still a director on such date. Thereafter, upon re-election to the Board of Directors, the director receives a similar option to purchase 1,000 shares of common stock.

     During 2000, the Company compensated Mr. Ingram, who is the chairman of the Executive Compensation Committee, for consulting services performed by Mr. Ingram in connection with the acquisition and development of certain sites for future projects, including for his significant involvement in the efforts to obtain approval for a site in Weymouth, Massachusetts. The compensation included $67,500 for services performed in 2000 and $17,500 for services performed in 1999. Mr. Ingram did not participate in any discussions held by the Executive Compensation Committee concerning grants of options to the Company's executive officers in 2000.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2001. Ernst & Young LLP has served as independent auditors of the Company since its initial public offering in 1994. The Company has been advised by Ernst & Young LLP that representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast at the Meeting. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

DISCLOSURE OF ERNST & YOUNG LLP FEES
FOR THE YEAR ENDED DECEMBER 31, 2000

Audit Fees....................................       $  400,000
Financial Information Systems Design and
  Implementation Fees.........................                0
All Other Fees................................          831,000
                                                     ----------
          Total Fees..........................       $1,231,000
                                                     ==========

     All other fees for 2000 included audit-related services of $408,000 and non-audit services of $423,000. Audit-related services generally include fees for registration statements and employee benefit and joint venture/partnership audits.

     Consistent with its charter, the Audit Committee evaluates and considers whether any financial information systems design and implementation services and other non-audit services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP's independence pursuant to Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following is a biographical summary of the executive officers of the Company as of December 31, 2000, (other than those who serve as directors):

     JUDITH S. BERSON, 58, EXECUTIVE VICE PRESIDENT OF LEASING of the Company since April 1999, is responsible for directing the leasing efforts for Anchor/Major, Peripheral/Land Sales and Specialty stores in the Mills portfolio, as well as all projects under development domestically and internationally. From November 1996 until March 1999, Ms. Berson was Executive Vice President of Specialty Leasing. Ms. Berson joined the Company's predecessor in 1989. Prior to joining the Company, Ms. Berson was head of Retail Leasing and Retail Development for Adaron, a diversified development company in North Carolina. Ms. Berson graduated from the University of Michigan with a bachelor's degree in political science and graduated from the University of Santa Clara with a master's degree.

     KENT S. DIGBY, 48, has been EXECUTIVE VICE PRESIDENT OF MANAGEMENT AND MARKETING of the Company since May 1995 and has directed the management and marketing functions on behalf of the Company or its predecessors since 1988. In this capacity, Mr. Digby oversees all management and marketing issues, including lease administration, property tax and special income, for the entire portfolio of properties for the Company. Prior to 1988, Mr. Digby served as the Vice President of Management for The Rouse Company.

     THOMAS E. FROST, 48, has been SECRETARY of the Company since March 1995, GENERAL COUNSEL of the Company since May 1995 and EXECUTIVE VICE PRESIDENT of the Company since April 1999. From March 1995 until April 1999, Mr. Frost was Senior Vice President of the Company. Mr. Frost was previously Senior Vice President and General Counsel for CenterMark Properties, which he joined in 1989. Before joining CenterMark, he served as Senior Counsel to The May Department Stores Company from 1984 through 1989, served as staff attorney for The Edward J. DeBartolo Corporation from 1981 through 1984 and was associated with the firm of Olds, Olds & Lynett from 1979 through 1981. Mr. Frost is a graduate of Miami University and the University of Akron School of Law.

     STEVEN J. JACOBSEN, 45, has been EXECUTIVE VICE PRESIDENT OF DEVELOPMENT of the Company since April 1999, was Senior Vice President of Development of the Company from April 1994 until April 1999 and has served in a similar capacity on behalf of the Company or its predecessor since 1984. Prior to 1984, Mr. Jacobsen served as Senior Construction Manager and Architect for the development firm of Tsolinas, Kim & Morino (TKM) where he was responsible for design, leasing and construction related activities for various mixed use projects. From 1978 until 1980 he served as Senior Project Manager for Robert Drews & Associates. He currently serves on the Board of Directors for the MRIC (Children's Hospital Chicago, Illinois) and the Glessner House Museum, Chicago, Illinois. Mr. Jacobsen is a licensed architect and received his undergraduate degree from the University of Illinois, Champaign/Urbana and has continued his education in the fields of business and finance.

     KENNETH R. PARENT, 40, has been CHIEF FINANCIAL OFFICER of the Company since May 1995 and EXECUTIVE VICE PRESIDENT of the Company since November 1997. From September 1994 until November 1997, Mr. Parent was Senior Vice President of the Company. Prior to joining the Company, Mr. Parent's experience included eleven years in public accounting at Kenneth Leventhal & Co. and Price Waterhouse, where he specialized in real estate accounting, tax and consulting. Mr. Parent is a member of the American Institute of Certified Public Accountants and a graduate of the University of Southern California.

     MARK J. RIVERS, 35, EXECUTIVE VICE PRESIDENT and CHIEF STRATEGIC OFFICER of the Company, joined the Company in July 1997 and was appointed to his current offices in April 1999. From November 1997 until April 1999, Mr. Rivers was Senior Vice President -- Anchor Leasing of the Company. From 1995 to 1997, Mr. Rivers served as Senior Vice President and Director of Development for DeBartolo Entertainment where he led initiatives in retail development and the creation of new restaurant and hospitality concepts. From 1993 to 1995, Mr. Rivers was Vice President of New City Development for Mirage Resorts, Incorporated. Mr. Rivers is a graduate of the State University of New York at Albany.

     JAMES P. WHITCOME, 54, has been EXECUTIVE VICE PRESIDENT OF CAPITAL SERVICES since April 1999. In this capacity, he is responsible for all design and construction activities related to the physical plant and tenanting of the Company's portfolio. From December 1994 until April 1999, Mr. Whitcome was Senior Vice President of Capital Services of the Company. From December 1989 until joining the Company, Mr. Whitcome served as Senior Vice President of Capital Improvements for CenterMark Properties. From 1981 to 1989, Mr. Whitcome was employed by The Rouse Company as Vice President of Engineering and Director of Construction. During the 1970's, Mr. Whitcome was employed by General Growth as Director of Construction. Mr. Whitcome is a graduate of Iowa State University.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                             ------------------------------------------------   ----------------------------------------
                                                                                               SECURITIES
                                                                                 RESTRICTED    UNDERLYING       ALL
                                                                 OTHER ANNUAL      STOCK        OPTIONS/       OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)        COMPENSATION   AWARDS($)(1)   SARS(#)(2)   COMPENSATION
---------------------------  ----   ---------   ----------       ------------   ------------   ----------   ------------
Laurence C. Siegel........   2000   $675,220    $  800,000            --          $     --           --        $8,900(3)
Chairman of the Board,       1999    549,809     1,000,000            --           901,626      249,798         8,900(3)
Chief Executive Officer      1998    504,342       413,543            --                 0      119,377         8,900(3)
and Director

Peter B. McMillan.........   2000    403,962       173,086            --           378,519           --         8,701(4)
President, Chief Operating   1999    386,502       206,645            --           362,850       64,994         8,677(4)
Officer and Director         1998    355,402       243,079            --           193,145      170,964         8,650(4)

James F. Dausch...........   2000    377,338       161,238            --           352,616           --         6,893(5)
Senior Executive Vice        1999    354,409       192,500            --           279,950       50,146         6,870(5)
President -- Development     1998    298,335       170,498            --           145,291      128,488         8,550(5)
and Director

Judith S. Berson..........   2000    348,155       135,016            --           295,955           --         8,600(6)
Executive Vice               1999    321,625       163,200            --           247,846       44,393         8,576(6)
President -- Leasing         1998    258,583       183,313            --           128,649      112,701         8,480(6)

Kent S. Digby.............   2000    315,287       122,115            --           258,673           --         8,542(7)
Executive Vice President,    1999    297,085       142,644            --            82,656      133,248         8,509(7)
Management and Marketing     1998    266,005       194,764            --           129,724      114,722         8,490(7)

---------------
(1) The number of shares of restricted stock held by Messrs. Siegel, McMillan, Dausch and Digby and Ms. Berson on December 31, 2000 was 51,552, 55,756, 46,346, 30,228 and 39,516, respectively. The value of these restricted stock holdings as of December 31, 2000 was $853,830, $923,459, $767,606, $500,651
    and $654,484, respectively, based upon the closing price of the common stock on the NYSE on December 29, 2000, which was $16.5625. Each award of restricted stock vests in three equal annual installments beginning on the first anniversary of the date of grant. Holders of restricted stock are entitled to receive dividends on their restricted stock.

(2) All of the options granted on January 1, 1998, which vest only upon a change of control of the Company, were converted into stock appreciation rights in 1999.

(3) Includes Company contributions to the 401(k) Plan of $8,000 for each of 2000, 1999 and 1998 and the cost of group term life insurance amounting to $900 in each of 2000, 1999 and 1998.

(4) Includes Company contributions to the 401(k) Plan of $8,000 for each of 2000, 1999 and 1998 and the cost of group term life insurance amounting to $701, $677 and $650 in 2000, 1999 and 1998, respectively.

(5) Includes Company contributions to the 401(k) Plan of $6,240 for each of 2000 and 1999 and $8,000 for 1998 and the cost of group term life insurance amounting to $653, $630 and $550 in 2000, 1999 and 1998, respectively.

(6) Includes Company contributions to the 401(k) Plan of $8,000 for each of 2000, 1999 and 1998 and the cost of group term life insurance amounting to $600, $576 and $480 in 2000, 1999 and 1998, respectively.

(7) Includes Company contributions to the 401(k) Plan of $8,000 for each of 2000, 1999 and 1998 and the cost of group term life insurance amounting to $542, $509 and $490 for 2000, 1999 and 1998, respectively.

     The following table sets forth certain information concerning exercised and unexercised options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company at December 31, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                           SECURITIES UNDERLYING             IN-THE-MONEY
                                                         UNEXERCISED OPTIONS/SARS           OPTIONS/SARS AT
                             SHARES                        AT DECEMBER 31, 2000            DECEMBER 31, 2000
                            ACQUIRED         VALUE      ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            --------------   -----------   -----------   -------------   -----------   -------------
Laurence C. Siegel.....      - 0 -           - 0 -        355,630        244,382        $- 0 -         $ - 0 -
Peter B. McMillan......      - 0 -           - 0 -        229,115        156,967         - 0 -           - 0 -
James F. Dausch........      - 0 -           - 0 -        189,467        119,033         - 0 -           - 0 -
Judith S. Berson.......      - 0 -           - 0 -        130,529        100,569         - 0 -           - 0 -
Kent S. Digby..........      - 0 -           - 0 -        176,576        176,108         - 0 -           - 0 -

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     In 1994, the Company entered into an employment agreement with Mr. Siegel. Pursuant to the employment agreement, Mr. Siegel agreed to serve at the pleasure of the Board of Directors, to receive such compensation as may be established by the Board of Directors and to be reimbursed for such expenses as the Board of Directors may approve from time to time. The employment agreement provides that if Mr. Siegel's employment is terminated without cause, Mr. Siegel is entitled to all compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination, including severance pay in accordance with the Company's severance pay policy then in effect. Further, if Mr. Siegel terminates his employment for good reason, he is entitled to receive only the compensation and benefits which are fully accrued and vested, but unpaid, on the date of such termination. The employment agreement prohibits Mr. Siegel, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of any type of retail shopping center anywhere in the world during the period of employment with the Company and for 18 months thereafter, except that, if Mr. Siegel terminates his employment for good reason as defined in his employment agreement, the non-competition period ends one year subsequent to the date employment is terminated. The employment agreement defines "good reason" to include the Company's breach of its agreements applicable to Mr. Siegel's duties and certain changes in the composition of the Board of Directors.

     The Company and Mr. Siegel have reached an agreement in principle to enter into an employment agreement that would be effective as of April 1, 2000, and expire on March 31, 2004. During the term of the agreement, Mr. Siegel would receive an annual base salary of $700,000. The Company also would pay Mr. Siegel an annual incentive bonus of $1,000,000 as of April 1 of 2001 and 2002. The Company also would pay Mr. Siegel a supplemental bonus of $640,000 as of April 1, 2000, and supplemental bonuses of $500,000 as of April 1, 2001 and April 1, 2002. All bonuses may be subject to and adjusted by the achievement of certain performance objectives and certain other criteria. Effective as of April 1, 2001, Mr. Siegel would receive long-term incentive compensation having an aggregate value of $2,430,925 based on 1999 performance and long-term incentive compensation having an aggregate value of $1,500,000 based on 2000 performance. As of April 1 of each year thereafter, Mr. Siegel would receive long-term incentive compensation having an aggregate value of $1,500,000. The long-term incentive compensation would be comprised of cash, restricted stock or options to purchase shares of common stock or a combination thereof. Each grant of restricted stock and options would vest in five equal annual installments beginning on the first anniversary of the date of grant. Each option would have an exercise price equal to the fair market value of the underlying common stock on the date of the grant. Either the actual amount of each award of long-term incentive compensation or the extent to which each award of options or restricted stock vests, may be subject to and adjusted by the achievement of certain performance objectives and certain other criteria. The restricted stock and options would vest if Mr. Siegel's employment were terminated due to death, disability, termination by Mr. Siegel for good reason (as to be defined in the agreement), termination without cause (as to be defined in the agreement), or termination within six months of a change of control (as to be defined in the agreement) if due to either involuntary discharge or a substantial reduction in duties. If Mr. Siegel's employment were terminated without cause or Mr. Siegel were to terminate his employment for good reason, Mr. Siegel would receive severance pay in accordance with the Company's severance pay policy then in effect. The employment agreement would contain non-competition provisions prohibiting Mr. Siegel, subject to certain limited exceptions and certain criteria, from engaging directly or indirectly in the development, redevelopment, operation, management or leasing of a retail shopping center or retail shopping center services anywhere in the world during the period of employment with the Company and for 18 months thereafter.

     The Company also entered into employment agreements in 1997 with each of Messrs. McMillan, Dausch and Digby and Ms. Berson (the "1997 Agreements"). Pursuant to the 1997 Agreements, each employee agreed to be employed by the Company for a term of three years, with the agreement to be automatically renewed for successive one-year periods unless terminated by the employee or the Company. The Company, in turn, agreed to (i) pay Messrs. McMillan, Dausch and Digby and Ms. Berson an initial base annual salary of $345,050, $288,400, $257,500 and $250,000, respectively, subject to review and adjustment on April 1 of each year and (ii) reimburse each employee for expenses in accordance with the Company's expense reimbursement policies applicable to employees in the same or substantially equivalent position.

     The 1997 Agreements provide that if the employee's employment is terminated by (i) the Company without cause prior to six months before or more than two years after the effective date of certain change of control events or (ii) the employee for good reason before the end of the employment period if the effective date of termination is prior to six months before or more than two years following the effective date of certain change of control events, the employee will be entitled to his salary for three years, in the case of Mr. McMillan, or to his or her salary for two years, in the case of Messrs. Dausch and Digby and Ms. Berson. In addition, the Company will pay for the continuation of the employee's welfare benefits for a period of 24 months following the date of termination.

     The 1997 Agreements also provide that if the employee's employment is terminated by the Company without cause or by the employee with good reason within six months before or within two years following the effective date of certain change of control events, the employee will be entitled to, in the case of Mr. McMillan, an amount equal to three times his highest annualized base salary and an amount equal to three times the greater of (i) his average annual cash bonus earned under the Company's short-term bonus plan during the three years prior to the change of control event or (ii) the target level of bonus established for the fiscal year in which the date of termination occurs and, in the case of Messrs. Dausch and Digby and Ms. Berson, an amount equal to two times the employee's highest annualized base salary, an amount equal to two times the greater of (i) the employee's average annual cash bonus earned under the Company's short-term bonus plan during the three years prior to the change of control event or (ii) the target level of bonus established for the fiscal year in which the date of termination occurs and an amount equal to the target level of bonus for the year in which the effective date of termination occurs. In addition, Messrs. McMillan, Dausch and Dibgy and Ms. Berson will receive medical, dental and life insurance for 24 months after the effective date of termination and a cash payment of any compensation which has been deferred under the Company's non-qualified deferred compensation plans.

     The 1997 Agreements contain non-competition provisions that prohibit the employees, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of a retail shopping center or retail shopping center services within a certain area and/or with certain competitors during the period of employment with the Company and for 36 months, in the case of Mr. McMillan, or 24 months, in the case of Messrs. Dausch and Digby and Ms. Berson, thereafter, except that if the employee terminates his or her employment for good reason as defined in his employment agreement, the non-competition period ends one year subsequent to the date employment is terminated. In addition, the non-competition provisions prohibit the employee from inducing any employee of the Company to terminate his employment with the Company, accepting employment with any competitor of the Company or interfering with any similar manner with the business of the Company during the period of employment with the Company and for a period of 24 months thereafter.

     Pursuant to Mr. McMillan's employment agreement, the Company made a $150,000 housing relocation loan to Mr. McMillan, one-third of which was forgiven on February 16, 1996. Under the terms of his amended employment agreement, the balance of the loan principal plus interest is payable in full by Mr. McMillan in the event his employment with the Company terminates for any reason other than for good reason or without cause. The remaining loan principal, together with all interest accruing under the loan, may be forgiven under certain circumstances.

     In 1995, the Company made a $150,000 housing relocation loan to Mr. Dausch, one-third of which was forgiven on January 23, 1996. Under the terms of employment agreement, the balance of the loan principal plus interest is payable in full by Mr. Dausch in the event his employment with the Company terminates for any reason other than for good reason or without cause. The remaining loan principal, together with all interest accruing under the loan, may be forgiven under certain circumstances.

                     CUMULATIVE TOTAL SHAREHOLDER RETURN(1)
                 THE COMPANY VERSUS S&P 500 AND NAREIT INDICES
PERFORMANCE CHART

                                                       THE COMPANY                S&P 500 INDEX            NAREIT EQUITY INDEX
                                                       -----------                -------------            -------------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                    140.00                      120.00                      135.00
12/97                                                    144.00                      158.00                      163.00
12/98                                                    117.00                      200.00                      134.00
12/99                                                    105.00                      239.00                      128.00
12/00                                                     97.00                      214.00                      162.00

---------------
(1) Assumes $100 invested on December 31, 1995 in the Company's common stock (NYSE symbol: MLS), the S&P 500 Index and the NAREIT Equity REIT Total Return Index. Total return assumes reinvestment of all dividends.

     THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE
 COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF
          1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                         REPORT OF THE AUDIT COMMITTEE

     During 2000, the Audit Committee of the Board of Directors established a charter for the Audit Committee, which was approved by the full Board of Directors on February 22, 2000. The complete text of the charter, which reflects standards set forth in new Securities and Exchange Commission regulations and New York Stock Exchange rules, is reproduced in the appendix to this proxy statement.

     As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

     - first, the Audit Committee is charged with recommending to the Board of Directors whether to include the audited financial statements in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, based upon discussions with management and the Company's independent auditors about the draft annual financial statements and key accounting and reporting matters;

     - second, the Audit Committee is responsible for matters concerning the relationship between the Company and its independent auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the independent auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

     - third, the Audit Committee oversees management's implementation of effective systems of internal controls.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met four times during fiscal 2000.

     In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee's review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to the Company's independent auditors, the Audit Committee, among other things, discussed with Ernst & Young matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     On the basis of the these reviews and discussions, the Audit Committee recommended to the Company's Board of Directors that the Board approve the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Audit Committee
                                          Robert P. Pincus
                                          Joseph B. Gildenhorn
                                          Harry H. Nick
                                          Franz von Perfall

                        REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the "Committee") of the Board of Directors has prepared the following report regarding 2000 executive compensation. The Committee is composed entirely of non-employee directors and is responsible for determining the compensation for the Company's executive officers and for administration of the Company's Amended and Restated 1994 Executive Equity Incentive Plan. This report describes the Committee's basic approach to executive compensation and the basis on which 2000 compensation determinations were made by the Committee with respect to the Company's executive officers, including the officers name in the Summary Compensation Table (the "Named Executive Officers"). The Committee works closely with the entire Board of Directors in the execution of its duties.

EXECUTIVE COMPENSATION POLICY

     The primary objectives of the Committee in determining executive compensation are (i) to provide a competitive total compensation package to enable the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and stock grants.

     In 1996, the Committee authorized the Company to assist in an analysis of the Company's compensation practices. Towers Perrin analyzed the Company's plans for executive officers' base salaries, cash bonus incentives and long term incentives and compared the Company's compensation plans to plans offered by comparable companies (the "comparable companies") active in the ownership, development and operation of shopping centers, based on publicly available data. The comparable companies included CBL & Associates Properties, Crown America Realty Trust, DeBartolo Realty Corporation, Federal Realty Investment Trust, General Growth Properties, Inc., Glimcher Realty Trust, Prime Retail, The Rouse Company, Simon Property Group, Inc. (which has since merged with DeBartolo Realty Corporation), Taubman Centers, Inc. and Urban Shopping Centers, Inc. As a result of the Towers Perrin analysis, in 1996, the Board of Directors authorized the Committee to implement a comprehensive compensation plan (the "Compensation Plan") which consists of three principal components: base salary, an annual Performance Incentive Plan and a Long Term Incentive Plan.

     The Company is currently consulting with Towers Perrin to review the compensation plans of comparable companies and to analyze new compensation strategies for its executive officers to assure that its compensation practices are consistent with the Company's goals and objectives.

2000 EXECUTIVE OFFICER COMPENSATION

     BASE SALARY. In April 2000, consistent with Mr. Siegel's proposed employment agreement, the base salary for the Chief Executive Officer was increased by approximately 29% to the level identified by Towers Perrin to be in the 92nd percentile of comparable companies as outlined below in "Restricted Stock". With the exception of Ms. Berson and Mr. Digby, the base salary for the President and other executive officers were increased effective April 2000 by approximately 4.7% from the previous year. Ms. Berson's and Mr. Digby's base salaries were increased by approximately 5.5% and 7%, respectively, from the previous year. The Committee reviewed the compensation paid by comparable companies to their executive officers as well as competitive market data provided by Towers Perrin in establishing a reasonably competitive base salary for its executive officers for 2000.

     ANNUAL CASH INCENTIVE BONUS. In addition, goals and objectives were established pursuant to the Performance Incentive Plan as the basis for determining the cash bonuses to be paid to the executive officers for 2000 performance. The goals and objectives included goals for: achieving budgeted levels of net operating income from the Company's properties, achieving budgeted levels of funds from operations and managing central office expenditures within budgeted levels. The balance of objectives included property-specific development, operations and leasing goals. The Company's actual performance in achieving its goals and objectives was used in calculating the adjusted bonus levels payable to the executive officers for 2000.

     RESTRICTED STOCK. Effective December 29, 2000, the Committee approved grants of restricted stock pursuant to the Amended and Restated 1994 Executive Equity Incentive Plan. The aggregate values of the December 29, 2000 grants of restricted stock were determined based on a variety of factors, including the individual's degree of responsibility, ability to affect future Company performance, salary level and contribution to the overall success of the Company, as well as to the general level of performance by the Company.

     The Company and Mr. Siegel have reached an agreement in principle to enter into an employment agreement that would be effective as of April 1, 2000, and expire on March 31, 2004. In establishing Mr. Siegel's annual compensation and incentive awards under the new agreement, the Committee reviewed a study by Towers Perrin analyzing the salaries of executives in comparable companies within the real estate development industry. Mr. Siegel's total direct compensation under the new agreement would place him in the 92nd percentile when compared to the group consisting of the highest paid executive in each of the comparator companies. Mr. Siegel's compensation may include an annual bonus, grants of options and restricted stock all of which would be subject to and adjusted by the achievement of certain performance objectives and certain other criteria. The Committee believes that basing a large portion of Mr. Siegel's compensation on long-term performance objectives and certain other criteria fulfills a Company objective of linking Mr. Siegel's compensation directly and closely to increasing shareholder value.

2000 CHIEF EXECUTIVE OFFICER PAY

     Mr. Siegel received a base salary in 2000 of $675,220. Mr. Siegel's final bonus of $800,000 based on performance in 2000 was calculated on the basis of the Company's achievement of its 2000 goals and objectives, as outlined above in "2000 Executive Officer Compensation."

$1 MILLION PAY DEDUCTIBILITY LIMIT

     Section 162(m) of the Internal Revenue Code prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the Company's four other most highly compensated officers for any fiscal year. Certain performance-based compensation is excluded from this $1 million cap. Stock options granted pursuant to the Amended and Restated 1994 Executive Equity Incentive Plan, as amended, are intended to qualify as such performance-based compensation.

     The Board of Directors and the Committee reserve the authority to award non-deductible compensation in circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                                          The Executive Compensation Committee
                                          John M. Ingram, Chairman
                                          Charles R. Black, Jr.
                                          Robert P. Pincus
                                          The Hon. Joseph B. Gildenhorn

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information regarding the beneficial ownership of shares of common stock as of February 28, 2001 for (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the Company, its Chief Executive Officer and the four other most highly compensated executive officers of the Company and (iii) the directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Units of limited partnership interest in the Operating Partnership, of which the Company is the sole general partner and the owner of 59.68% of the outstanding units, owned by a person named in the table are included in the "Number of Shares of Common Stock" column because such units are redeemable, at the option of the holder, for cash equal to the value of an equal number of shares of common stock or, at the election of the Company, for an equal number of shares of common stock. Because of limitations on ownership of common stock imposed by the Company's certificate of incorporation, some holders of units listed below could not in fact redeem all of their units for common stock without divesting a substantial number of shares of common stock in connection with the redemption. The extent to which a person holds units as opposed to common stock is set forth in the footnotes. The address of the directors, executive officers and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, unless otherwise provided.

                                                                                    PERCENT OF
                                         NUMBER OF            PERCENT OF            SHARES OF
      NAME AND BUSINESS ADDRESS          SHARES OF             SHARES OF           COMMON STOCK
         OF BENEFICIAL OWNER            COMMON STOCK        COMMON STOCK(1)        AND UNITS(2)
      -------------------------         ------------        ---------------        ------------
Laurence C. Siegel....................    1,535,364(3)            6.16%                3.79%
Peter B. McMillan.....................      408,391(4)            1.69%                1.01%
James F. Dausch.......................      306,026(5)            1.27%                   *
Judith S. Berson......................      217,461(6)               *                    *
Kent S. Digby.........................      277,396(7)            1.15%                   *
Dietrich von Boetticher...............        2,281(8)               *                    *
John M. Ingram........................        9,281(9)               *                    *
Charles R. Black, Jr..................        6,231(10)              *                    *
James C. Braithwaite..................       92,099(11)              *                    *
Joseph B. Gildenhorn..................       15,781(12)              *                    *
Harry H. Nick.........................      273,634(13)           1.14%                   *
Franz von Perfall.....................       79,660(14)              *                    *
Robert P. Pincus......................        8,781(15)              *                    *
Cristina L. Rose......................        1,781                  *                    *
Kan Am................................   13,279,484(16)          35.79%               33.22%
  3495 Piedmont Road
  Ten Piedmont Center, Suite 520
  Atlanta, Georgia 30305
All executive officers and directors
as a group (19 persons)...............    4,156,947(17)          15.48%(18)            9.85%(19)

---------------
  *  Less than 1%

 (1) For purposes of this calculation, the shares of common stock deemed outstanding includes 23,828,013 shares of common stock outstanding as of February 28, 2001, plus the number of shares of common stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of February 28, 2001 and upon redemption of units held by such named person(s).

 (2) For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes 23,828,013 shares of common stock outstanding as of February 28, 2001, 16,148,087 units outstanding as of February 28, 2001 (excluding units held by the Company) and shares of common stock issuable to the named persons(s) upon the exercise of options exercisable within 60 days of February 28, 2001.

 (3) Includes 446,340 shares of common stock, 556,793 units and options to purchase 532,231 shares of common stock exercisable within 60 days of February 28, 2001.

 (4) Includes 110,556 shares of common stock and options to purchase 297,835 shares of common stock exercisable within 60 days of February 28, 2001.

 (5) Includes 67,510 shares of common stock and options to purchase 238,516 shares of common stock exercisable within 60 days of February 28, 2001.

 (6) Includes 48,112 shares of common stock and options to purchase 169,349 shares of common stock exercisable within 60 days of February 28, 2001.

 (7) Includes 35,437 shares of common stock, 4,846 units and options to purchase 237,113 shares of common stock exercisable within 60 days of February 28, 2001.

 (8) Includes 781 shares of common stock and options to purchase 1,500 shares of common stock exercisable within 60 days of February 28, 2001.

 (9) Includes 7,781 shares of common stock and options to purchase 1,500 shares of common stock exercisable within 60 days of February 28, 2001.

(10) Includes 4,731 shares of common stock and options to purchase 1,500 shares of common stock exercisable within 60 days of February 28, 2001.

(11) Includes 1,781 shares of common stock, 85,318 units and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 2001. Also includes 3,000 shares of common stock held in an account for Mr. Braithwaite's mother-in-law with respect to which Mr. Braithwaite shares voting and investment power.

(12) Includes 14,781 shares of common stock and options to purchase 1,000 shares of common stock exercisable within 60 days of February 28, 2001.

(13) Includes 161,066 shares of common stock, 111,568 units and options to purchase 1,000 shares of common stock exercisable within 60 days of February 28, 2001.

(14) Includes 20,781 shares of common stock, 56,879 units and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 2001.

(15) Includes 6,781 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 2001.

(16) Includes 13,279,484 units deemed to be beneficially owned by Kan Am as general partner of nine limited partnerships.

(17) Includes 1,130,864 shares of common stock, 815,404 units and options to purchase 2,210,679 shares of common stock exercisable within 60 days of February 28, 2001.

(18) For purposes of this calculation, the shares of common stock deemed outstanding includes 23,828,013 shares of common stock outstanding as of February 28, 2001, 815,404 units beneficially owned by all executive officers and directors as a group and options to purchase 2,210,679 shares of common stock exercisable within 60 days of February 28, 2001 for all officers and directors as a group.

(19) The number of shares of common stock and units deemed outstanding for purposes of this calculation is described in note 2 to this table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JOINT VENTURES WITH KAN AM

     Three members of the Board of Directors of the Company, Messrs. von Boetticher, Braithwaite and von Perfall, are affiliated with Kan Am. Kan Am is a real estate developer and investment partnership sponsor headquartered in Germany. Kan Am provides the funds for certain of the Company's joint venture projects.

Kan Am and its principals will benefit from providing such funds. Consequently, Messrs. von Boetticher, Braithwaite and von Perfall have a conflict of interest with respect to joint ventures entered into between the Company and Kan Am. When the Board (and the Executive Committee, of which Mr. Braithwaite is a member) voted on the proposed joint ventures with Kan Am, each of Messrs. von Boetticher, Braithwaite and von Perfall abstained from voting. The Company does not know the precise arrangement Kan Am has with the investment partnerships that participate in the joint venture projects, but believes that Kan Am and its principals derive fees from the investment partnerships based on the amount of funds raised from the partners in those investment partnerships and will have carried interests in the partnerships disproportionate to the amount of capital they contribute to such partnerships. These fees are borne by Kan Am's investors, not the Company. As of February 28, 2001, Kan Am owned approximately 33.2% of the outstanding units in the Operating Partnership.

     The following sets forth certain information regarding the joint ventures between the Company and Kan Am.

                                                                          COMPANY             KAN AM
                                                                          REQUIRED           REQUIRED
                                               COMPANY     KAN AM         CAPITAL            CAPITAL
                  PROJECT                     OWNERSHIP   OWNERSHIP   CONTRIBUTIONS(1)   CONTRIBUTIONS(2)
                  -------                     ---------   ---------   ----------------   ----------------
                                                                       (IN MILLIONS)      (IN MILLIONS)
Ontario Mills...............................    50.0%       25.0%          $10.0              $22.5
Grapevine Mills.............................    37.5        25.0            14.5               29.0
The Block at Orange.........................    50.0        50.0               0               60.0
Sawgrass Mills -- Phase III.................    50.0        50.0               0               24.1
Katy Mills..................................    62.5        37.5           26.25              78.75
Concord Mills...............................    37.5        25.0            12.5               25.0
Meadowlands Mills...........................    53.3        26.7              --(3)              --(3)
Arundel Mills...............................    37.5        25.0            17.5               35.0
Sugarloaf Mills(4)..........................    50.0        50.0               0               70.0

---------------
(1) Of which $4.2 million remains to be funded for Grapevine Mills as of December 31, 2000. Excludes certain advances and borrowings for working capital.

(2) Of which $14.2 million remains to be funded for Sugarloaf Mills as of December 31, 2000.

(3) The project's equity requirements have not yet been determined. As of December 31, 2000, the Company had contributed approximately $43.2 million, of which $24.4 million is an equity contribution and the balance is an advance to the joint venture, and Kan Am had contributed $24 million in equity.

(4) The Company and Kan Am have reached an agreement in principle with Discover pursuant to which Sugarloaf Mills will be renamed Discover Mills. Definitive agreements are currently under negotiation.

     In general, Kan Am and the Company each receive a 9% preferential return on their cash contributions to the joint ventures, but income is allocated to the joint venture partners for tax purposes based on the joint venture partners' proportionate interests in the joint venture, which has the effect of allocating to the Company a higher percentage of taxable income than its share of cash distributions. Under the terms of the partnership agreements, at specified times following the tenth anniversary (or the fifth anniversary in the case of the Ontario Mills joint venture) of the project's opening, the Company (together with Simon Property Realty Group, L.P. ("Simon"), if applicable) can require Kan Am to sell to the Company (and Simon, if applicable) Kan Am's entire interest in the partnership, and Kan Am can require the Company (and Simon, if applicable) to purchase Kan Am's entire interest in the partnership. This buy-sell right also will arise, in connection with the Sugarloaf Mills and Arundel Mills joint ventures, at specified times following a "change of control" of the Company. For this purpose, a "change of control" is the occurrence of any of the following events without the unanimous approval of the members of the Board of Directors of the Company who are affiliates of Kan Am: (i) any consolidation, merger or corporate reorganization of the Company pursuant to which more than 40% of the outstanding voting securities of the Company are transferred; (ii) any person or group, other than Kan Am or its affiliates, becoming the beneficial owner, directly or indirectly, of more than 40% of the Company's then outstanding combined voting securities; or (iii) election as directors constituting a majority of the Board of Directors of the Company of persons whose nomination for election as director was not recommended by the nominating committee of the Company's Board of Directors.

AMOUNTS DUE TO AND FROM RELATED PARTIES

     Pursuant to employment agreements the Company entered into with each of Messrs. McMillan, Dausch and Whitcome, the Company loaned to them $150,000, $150,000 and $150,000, respectively, to cover the increased housing costs incurred by them in relocating to accept employment with the Company. Each of the loans has a term of three years and bears interest at a rate of 8% per annum. The loans to Messrs. McMillan, Dausch and Whitcome are payable in full by Messrs. McMillan, Dausch and Whitcome in the event their employment with the Company terminates for any reason other than for "good reason" or without cause; provided, however, that on December 30, 2000, the third anniversary of the execution of each of Messrs. McMillan's, Dausch's and Whitcome's employment agreement, the Company will forgive the entire loan principal, together with all accrued interest. The Company and each of Messrs. McMillan, Dausch and Whitcome have agreed to extend the date such loan forgiveness until December 31, 2002. If any of the officers terminates employment with the Company, the then outstanding principal amount of the loan, plus interest, will become payable on terms specified in the respective employment agreements.

     On September 24, 1999, each of Messrs. Siegel, McMillan, Parent and Rivers executed a promissory note to the Company evidencing a loan of $249,504, $223,740, $225,729 and $99,440, respectively. Each borrower used the proceeds of the note to purchase common stock of the Company. Each loan has a term of three years and bears interest at a rate of 8% per annum. The amount of principal and interest outstanding for each of Messrs. Siegel's, McMillan's, Parent's and Rivers' notes at December 31, 2000 was $274,809, $246,432, $248,622 and
$109,525, respectively.

OTHER TRANSACTIONS

     MillsServices Corp. previously managed a regional mall owned by a partnership of which Herbert S. Miller, a former director and executive officer of the Company, is the sole general partner and in which Messrs. Miller, Siegel and Nick are limited partners. The management contract was terminated in December 1998. However, this partnership and the purchaser of the property currently owe the Company, in the aggregate, approximately $416,613 in leasing fees and payroll expenses.

     Mr. Pincus is the President, D.C. Metro Region of BB&T Bank. Borrowings from BB&T Bank in 2000 included (i) a $2.4 million unsecured loan bearing interest at a rate of 7.18% which matures on July 15, 2001 and (ii) a recourse loan secured in part by certain land parcels near Concord Mills and bearing interest at LIBOR plus 2.25%, which matures on December 21, 2002 which had an outstanding balance at December 31, 2000 of $9,043,087.

     Mr. Siegel and Mr. McMillan own equally 95% of the voting common stock and 1% of the non-voting preferred stock of MillsServices Corp. The Company owns the remaining 5% of the voting common stock and 99% of the non-voting preferred stock. As of December 31, 2000, MillsServices Corp. was indebted to the Company for $26,926,728 million, which debt has an interest rate of 12% and is payable on demand. No dividends were paid by MillsServices Corp. in 2000.

     On December 31, 2000 and March 30, 2001, certain of the joint venture limited partnerships of which the Operating Partnership and Kan Am are partners distributed to the Operating Partnership and its subsidiaries various notes receivable, and on March 30, 2001 the Operating Partnership and its subsidiaries in turn assigned such notes receivable to MillsServices Corp. These notes receivable included: (i) with regard to the Grapevine Mills Limited Partnership, a 50% interest in notes receivable from the Grapevine Mills Residual Limited Partnership representing an aggregate amount of $2,224,708; (ii) with regard to the Ontario Mills Limited Partnership (who initially distributed a note receivable from Ontario Mills Residual Limited Partnership to Ontario Mills, L.L.C., in which the Operating Partnership has a 65.67% ownership interest, who in turn distributed a 66.67% interest in such note receivable to the Operating Partnership) a 66.67% interest in a note receivable from Ontario Mills Residual Limited Partnership representing an aggregate amount of $2,875,431; (iii) with regard to the Concord Mills Limited Partnership, a 50% interest in a note receivable from the Concord Mills Residual Limited Partnership representing an aggregate amount of $696,480; and (iv) with regard to the Katy Mills Limited Partnership, a note receivable from Katy Mills Residual Limited Partnership in the aggregate amount of $12,253,521 and a 62.5% interest in a note receivable representing an aggregate amount of $9,129,489. The Operating Partnership further assigned to MillsServices Corp notes receivable from various tenants of its wholly-owned Mills in the aggregate amount of $4,747,615. The Operating Partnership's assignments of these notes receivable to MillsServices Corp. constituted additional capital contributions made to MillsServices Corp.

     On March 30, 2001, Katy Mills Limited Partnership distributed to Kan Am a 37.5% interest in a note receivable representing an aggregate amount of $5,477,694 based on Kan Am's 37.5% ownership interest in Katy Mills Limited Partnership.

     The Company is the lessor under a ground lease with the Sawgrass Mills Phase III limited partnership, in which KanAm has a 50% ownership interest. The lease commenced January 1, 1997 and expires on December 31, 2046. On December 30, 1999, the Company contributed the leased land to the limited partnership at cost and the ground lease was terminated. The rent that would have been payable pursuant to the lease in 2000 was $500,000.

     The Sawgrass Mills Phase III limited partnership leases to the Company a portion of the Regal Theatre located in Sawgrass Mills. The lease commenced on May 29, 1998 and terminates on December 31, 2060. Total rent paid by the Company pursuant to the lease during 2000 was $615,322.

     Dietrich von Boetticher, a member of the Board of Directors of the Company, is a partner in the law firm of von Boetticher, Hasse, Kaltwasser, which performed legal services for the Company during 2000. The fees paid by the Company to the law firm totaled less than 5% of the law firm's gross revenues during 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and certain shareholders of the Company to file reports with the SEC regarding transactions in the Company's securities. For 2000, Mr. Whitcome filed a Form 4 late relating to one transaction.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote those proxies in accordance with their judgment.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to December 11, 2001 to be considered for inclusion in the Company's proxy material for that meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must deliver such information to the Secretary of the Company no earlier than February 1, 2002 and no later than March 4, 2002 and must comply with the advance notice provisions and other requirements of Section 2.7 of the Company's Amended and Restated By-laws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request.

                          COSTS OF PROXY SOLICITATION

     The costs of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation will be made initially by mail. Solicitation may also be made by the Company's officers, directors or employees, without additional compensation, personally or by telephone or telecopy. Solicitation also may be made by paid proxy solicitors. The Company has engaged the firm of Corporate Investor Communications, Inc. ("CIC") to aid it in the solicitation of proxies as required to secure a quorum. CIC will be paid agreed upon amounts for each contact made with shareholders with the fee depending on the nature of the contact (e.g., by mail, by phone or in person). The total fee to be paid to CIC is estimated not to exceed $5,500.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          /s/ Thomas E. Frost
                                          Thomas E. Frost
                                          Secretary

April 10, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (the "Board"). The committee shall be appointed by the Board and shall comprise at least three directors, each of whom shall be independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging it oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Process

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

- The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company's shareholders. The committee and the Board shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the Board the selection of the Company's independent auditors.

- The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans, for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

- The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purpose of this review.

- The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

- The committee shall prepare a report for inclusion in the Company's annual proxy statement addressing such matters as may be required under the rules of the Securities and Exchange Commission (the "commission"), including a recommendation to the Board as to whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for filing with the Commission.

                              THE MILLS CORPORATION

                   ANNUAL MEETING OF SHAREHOLDERS MAY 15, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Peter B. McMillan and Thomas E. Frost, or either one of them, with full power of subsitution in each, as proxies to vote on the matters indentified and as directed on the reverse side of this card, or, if not so directed, in accordance with the recommendations of the Board of Directors, all shares of The Mills Corporation (the "Company") held of record by the undersigned at the close of business on March 20, 2001 and entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 15, 2001 at 10:00 a.m. Eastern Daylight Savings Time at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia, 22209 and upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     This proxy, when properly completed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise given, this proxy will be voted (i) FOR the following nominees for election as Directors:
(1) James C. Braithwaite, (2) James F. Dausch, (3) Joseph B. Gildenhorn, (4) Harry H. Nick and (5) Robert P. Pincus, (ii) FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001, and (iii) in the discretion of the named proxies as to any other matters properly presented at the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.

-----------------------------/FOLD AND DETACH HERE/-----------------------------


[X]  PLEASE MARK YOUR               [       ]
     MARK VOTES AS IN
     THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise made, the proxy will be voted FOR the item or items for which no direction is made, and in the discretion of the named proxies as to any other matters properly presented at the meeting.


                                                        FOR ALL                         WITHHELD FROM ALL
                                                        NOMINEES                        NOMINEES
     1.  Proposal to elect  (1) James C.                  [ ]                            [ ]
     Braithwaite, (2) James F. Dausch, (3)
     Joseph B. Gildenhorn, (4) Harry H. Nick
     and (5) Robert P. Pincus as directors.

                                                 [ ]
                                                    -----------------------------------------------------
                                                          For all nominees except as noted above

                                                                                FOR           AGAINST     ABSTAIN
     2.  Proposal to ratify the appointment of Ernst & Young LLP as             [ ]             [ ]          [ ]
     auditors for 2001

                                  The undersigned hereby acknowledges receipt of the Notice of the 2001 Annual Meeting of Shareholders and accompanying
                                  Proxy Statement.

SIGNATURE(S)                               DATE
            -------------------------------     -----------------------------
Please sign above exactly as name appears, when shares are held by joint tenants, both should sign. When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc., please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

-----------------------------/FOLD AND DETACH HERE/-----------------------------

                              THE MILLS CORPORATION

Shareholders can now give proxies to vote their shares by mail, by telephone or by using the Internet. To use the telephone or the Internet you will need your proxy card and voter control number shown above (just below the perforation) and the tax indentification number associated with your stockholder account. If you use the telephone or the Internet, there is no need to return the proxy card.

- To use the telephone, you will need a touch-tone telephone. Dial 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, seven days a week.

- To use the Internet, log on to the Internet and go to the following website: www.eproxyvote.com/mls

- To use the mails, fold and detach the proxy card and use the enclosed envelope, which is already addressed and requires no postage.

                  Your vote is important. Thank you for voting.